Exhibit 99.(a)(5)(J)

UNITED STATES DISTRICT COURT
DISTRICT OF DELAWARE

SHIVA STEIN,

Plaintiff,

v.

CSS INDUSTRIES, INC., REBECCA C. MATTHIAS, PHILIP R. BROENNIMAN, STEPHEN P. CRANE, ELAM M. HITCHNER, III, MELISSA LUDWIG, HARRY J. MULLANY, III, CHRISTOPHER J. MUNYAN, WILLIAM RULON-MILLER, and DAVID SILVER,

Defendants.

: : : : : : : : : : : : : : : :	Case No. COMPLAINT FOR VIOLATIONS OF SECTIONS 14(e), 14(d) AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934 JURY TRIAL DEMANDED

Shiva Stein (“Plaintiff”), by and through her attorneys, alleges the following upon information and belief, including investigation of counsel and review of publicly-available information, except as to those allegations pertaining to Plaintiff, which are alleged upon personal knowledge:

1.           This is an action brought by Plaintiff against CSS Industries, Inc. (“CSS or the “Company”) and the members of CSS’s board of directors (the “Board” or the “Individual Defendants” and collectively with the Company, the “Defendants”) for their violations of Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), in connection with the proposed acquisition of CSS by affiliates of IG Design Group plc (“Design Group”).

2.           Defendants have violated the above-referenced sections of the Exchange Act by causing a materially incomplete and misleading Solicitation Statement on Schedule 14D-9 (the “Solicitation Statement”) to be filed on January 31, 2020 with the United States Securities and

Exchange Commission (“SEC”) and disseminated to Company stockholders. The Solicitation Statement recommends that Company stockholders tender their shares in support of a proposed transaction whereby TOM MERGER SUB INC. (“Merger Sub”), a wholly-owned subsidiary of Design Group, will merge with and into CSS, with CSS continuing as the surviving corporation (the “Proposed Transaction”). Pursuant to the terms of the definitive agreement and plan of merger the companies entered into, dated January 20, 2020 (the “Merger Agreement”), each CSS common share issued and outstanding will be converted into the right to receive $9.40 per share in cash (the “Merger Consideration”). In accordance with the Merger Agreement, Merger Sub commenced a tender offer (the “Tender Offer”) to acquire all of CSS’s outstanding common stock, which will expire on February 28, 2020.

3.           Defendants have now asked CSS’s stockholders to support the Proposed Transaction based upon the materially incomplete and misleading representations and information contained in the Solicitation Statement, in violation of Sections 14(e), 14(d), and 20(a) of the Exchange Act. Specifically, the Solicitation Statement contains materially incomplete and misleading information concerning, among other things, (i) CSS’s financial projections relied upon by the Company’s financial advisor, Guggenheim Securities, LLC (“Guggenheim”), in its financial analyses; and (ii) the data and inputs underlying the financial valuation analyses that support the fairness opinion provided by Guggenheim. The failure to adequately disclose such material information constitutes a violation of Sections 14(e), 14(d), and 20(a) of the Exchange Act as CSS stockholders need such information in order to tender their shares in support of the Proposed Transaction.

4.           It is imperative that the material information that has been omitted from the Solicitation Statement is disclosed to the Company’s stockholders prior to the expiration of the Tender Offer.

5.           For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction unless and until the material information discussed below is disclosed to CSS’s stockholders or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

6.           This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Sections 14(e), 14(d), and 20(a) of the Exchange Act and SEC Rule 14a-9.

7.           Personal jurisdiction exists over each Defendant either because each is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over defendant by this Court permissible under traditional notions of fair play and substantial justice.

8.           Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as under 28 U.S.C. § 1391, because Defendant CSS is incorporated in this District.

PARTIES

9.           Plaintiff is, and has been at all relevant times, the owner of CSS common stock and has held such stock since prior to the wrongs complained of herein.

10.         Individual Defendant Rebecca C. Matthias has served as a member of the Board since 2003 and Chair of the Board since 2015.

11.         Individual Defendant Philip R. Broenniman has served as a member of the Board since 2019.

12.         Individual Defendant Stephen P. Crane has served as a member of the Board since 2018.

13.         Individual Defendant Elam M. Hitchner III has served as a member of the Board and since 2013.

14.         Individual Defendant Melissa Ludwig has been a member of the Board since 2019.

15.         Individual Defendant Harry J. Mullany III has served as a member of the Board since 2017.

16.         Individual Defendant Christopher J. Munyan has served as member of the Board since 2006 and has been the Company’s President and Chief Executive Officer since 2006.

17.         Individual Defendant William Rulon-Miller has served as a member of the Board since 2016.

18.         Individual Defendant David Silver has served as a member of the Board since 2019.

19.         Defendant CSS is incorporated in Delaware and maintains its principal offices at 450 Plymouth Road, Suite 300, Plymouth Meeting, PA 19462. The Company’s common stock trades on the New York Stock Exchange under the symbol “CSS.”

20.         The defendants identified in paragraphs 10-18 are collectively referred to as the “Individual Defendants” or the “Board.”

21.         The defendants identified in paragraphs 10-19 are collectively referred to as the “Defendants.”

SUBSTANTIVE ALLEGATIONS

A.              The Proposed Transaction

22.          CSS, a consumer products company, designs, manufactures, procures, distributes, and sells seasonal, gift, and craft products principally to mass market retailers in the United States and Canada. Its craft and gift consumer products include craft ribbons and bows, trims, buttons, sewing patterns, knitting needles, needle arts, kids’ crafts, infant products, journals, gift card holders, all occasion boxed greeting cards, memory books, scrapbooks, stationery, stickers, and other gift and craft items, as well as floral accessories, including pot covers, foil, waxed tissue, shred, aisle runners, corsage bags, and other paper and film products. The Company’s seasonal consumer products comprise Christmas products, such as packaging ribbon and bows, boxed greeting cards, gift wraps, gift bags, gift boxes, gift tags, gift card holders, tissue papers, and decorations; Valentine products consisting of classroom exchange Valentine cards and other related Valentine products; Easter products, including Easter egg dyes and related Easter seasonal products; and back-to-school products, such as teachers’ aids and other learning oriented products. CSS offers its products principally under the Simplicity, McCall’s, Vogue Patterns, Paper Magic, Berwick, Offray, Butterick, Kwik Sew, Markings, Stepping Stones, Tapestry, Seastone, Dudley’s, Eureka, Stickerfitti, Favorite Findings, La Mode, Wrights, Boye, Dimensions, fitlosophy, X&O Paper Goods, and Perler brand names. The Company sells its products to mass market retailers, discount department stores, specialty chains, warehouse clubs, drug and food chains, dollar stores, office supply stores, and retail teachers’ stores, as well as to independent card, gift, and floral shops through account sales managers, sales representatives, product specialists, and a network of independent manufacturers’ representatives. The Company was founded in 1923 and is headquartered in Plymouth Meeting, Pennsylvania.

23.          On January 20, 2020, the Company announced the Proposed Transaction:

PLYMOUTH MEETING, Pa.—(BUSINESS WIRE)—CSS Industries, Inc. (NYSE: CSS), a leading consumer products company serving the craft, gift and seasonal markets, today announces that it has entered into a merger agreement under which IG Design Group plc (“Design Group”), through a subsidiary, will acquire CSS for $9.40 per share in an all cash transaction valued at approximately $88 million. CSS’ Board of Directors, based on the recommendation of a special committee of independent directors formed by the Board to evaluate the transaction and potential alternatives, has unanimously approved the transaction, as has the Board of Directors of Design Group. Upon completion of the transaction, CSS will become part of Design Group’s Design Group Americas business.

Under the terms of the merger agreement, a subsidiary of Design Group will commence a cash tender offer to purchase all of the outstanding shares of CSS common stock for $9.40 per share. The closing of the tender offer is subject to customary closing conditions, including the tender of at least fifty-one percent (51%) of the outstanding shares of CSS common stock. The merger agreement contemplates that Design Group, through its subsidiary, will acquire any shares of CSS that are not tendered into the offer through a second-step merger, which will be completed as soon as practicable following the closing of the tender offer. It is expected that the transaction will close during CSS’ current fiscal quarter ending March 31, 2020, subject to customary closing conditions.

“We are delighted to announce this transaction with Design Group,” said Rebecca Matthias, Chair of CSS’ Board of Directors. “Our Board has continuously focused on evaluating opportunities to enhance stockholder value, and following a strategic review that included a thoughtful internal process and expert external advice, we concluded that this transaction with Design Group delivers a compelling price, with value certainty, to our stockholders, while at the same time offering our business an exciting path forward with a company that shares our focus on providing product design, innovation and value to our customers and consumers.”

Paul Fineman, Design Group’s Chief Executive Officer, said: “As well as doubling the scale of our US business, the combination of CSS and Design Group further strengthens our position as the global leader in consumer gift packaging and establishes us as a major supplier to the creative craft market. The acquisition significantly enhances the portfolio of products, brands and services that we offer to our global customer base of ‘winning’ retailers, as well as providing access to many new channels and markets. Through leveraging CSS’ quality customer base, manufacturing capability and recognized brand portfolio, together with the strength of our existing business in the US, this transaction delivers substantial opportunities for synergies across the Group and further accelerates the Group’s positive momentum. We are delighted to have once again identified a compelling opportunity that meets our clear criteria, whilst maintaining prudent levels of average leverage. This acquisition is not only earnings enhancing, it also provides us with tremendous prospects to create further value for our shareholders.”

“We have known Paul and his team for many years, and we believe that there is a strong cultural fit between the two organizations,” commented Christopher J. Munyan, CSS’ President and Chief Executive Officer. “CSS’ vision, values and culture are closely aligned with those of Design Group, including their focus on expanding into complementary categories and growth through acquisition.”

Guggenheim Securities, LLC is acting as financial advisor to CSS; Morgan, Lewis and Bockius LLP is serving as CSS’ legal advisor; and Pepper Hamilton LLP is serving as special counsel to the special committee of the CSS Board. Canaccord Genuity Limited is acting as financial advisor to Design Group and Seyfarth Shaw is serving as Design Group’s US legal advisor.

* * *

24.          It is therefore imperative that CSS’s stockholders are provided with the material information that has been omitted from the Solicitation Statement, so that they can meaningfully assess whether or not the Proposed Transaction is in their best interests.

B.              The Materially Incomplete and Misleading Solicitation Statement

25.          On January 31, 2020, CSS filed the Solicitation Statement with the SEC in connection with the Proposed Transaction. The Solicitation Statement was furnished to the

Company’s stockholders and solicits the stockholders to tender their shares in support of the Proposed Transaction. The Individual Defendants were obligated to carefully review the Solicitation Statement before it was filed with the SEC and disseminated to the Company’s stockholders to ensure that it did not contain any material misrepresentations or omissions. However, the Solicitation Statement misrepresents and/or omits material information that is necessary for the Company’s stockholders to make an informed decision concerning whether to tender their shares, in violation of Sections 14(e), 14(d), and 20(a) of the Exchange Act.

26.          The Solicitation Statement omits material information regarding the Company’s financial projections and the valuation analyses performed by Guggenheim, the disclosure of which is material because it provides stockholders with a basis to project the future financial performance of the target company, and allows stockholders to better understand the analyses performed by the financial advisor in support of its fairness opinion of the transaction.

Omissions and/or Material Misrepresentations Concerning CSS Financial Projections

27.          The Solicitation Statement fails to provide material information concerning financial projections prepared by CSS management and relied upon by Guggenheim in its analyses. The Solicitation Statement indicates that in connection with the rendering of its fairness opinion, that the Company prepared certain non-public financial forecasts (the “Projections”) and provided them to the Board and the financial advisor with forming a view about the stand-alone valuation of the Company. Accordingly, the Solicitation Statement should have, but fails to provide, certain information in the projections that CSS management provided to the Board and the financial advisor. Courts have uniformly stated that “projections ... are probably among the most highly-prized disclosures by investors. Investors can come up with their own estimates of discount rates or [] market multiples. What they cannot hope to do is replicate management’s inside view of the company’s prospects.” In re Netsmart Techs., Inc. S’holders Litig., 924 A.2d 171, 201-03 (Del. Ch. 2007).

28.         For the Projections prepared by Company management for CSS for fiscal years 2020 through 2024, the Solicitation Statement provides values for non-GAAP (Generally Accepted Accounting Principles) financial metrics Adjusted EBITDA and Adjusted EBIT but fails to disclose: (i) the line items used to calculate the non-GAAP measures, or (ii) a reconciliation of these non-GAAP metrics to their most comparable GAAP measures, in direct violation of Regulation G.

29.         When a company discloses non-GAAP financial measures in a solicitation statement that were relied on by a board of directors to recommend that stockholders exercise their corporate suffrage rights in a particular manner, the company must, pursuant to SEC regulatory mandates, also disclose all projections and information necessary to make the non-GAAP measures not misleading, and must provide a reconciliation (by schedule or other clearly understandable method) of the differences between the non-GAAP financial measure disclosed or released with the most comparable financial measure or measures calculated and presented in accordance with GAAP. 17 C.F.R. § 244.100.

30.         The SEC has noted that:

companies should be aware that this measure does not have a uniform definition and its title does not describe how it is calculated. Accordingly, a clear description of how this measure is calculated, as well as the necessary reconciliation, should accompany the measure where it is used. Companies should also avoid inappropriate or potentially misleading inferences about its usefulness. For example, “free cash flow” should not be used in a manner that inappropriately implies that the measure represents the residual cash flow available for discretionary expenditures, since many companies have mandatory debt service requirements or other non-discretionary expenditures that are not deducted from the measure.(1)

31.         Thus, to cure the Solicitation Statement and the materially misleading nature of the forecasts under SEC Rule 14a-9 as a result of the omitted information in the Solicitation Statement, Defendants must provide a reconciliation table of the non-GAAP measures to the most comparable GAAP measures to make the non-GAAP metrics included in the Solicitation Statement not misleading.

Omissions and/or Material Misrepresentations Concerning Guggenheim’s Financial Analyses

32.         With respect to Guggenheim’s Illustrative Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the basis for applying the range of discount rates from 14.50% to 16.85%; (ii) the basis for applying a reference range of perpetual growth rates of 0.00% to 1.00%; (iii) the seasonal adjustment on the Projections to calculate quarterly after-tax unlevered free cash flow; and (iv) the Company’s terminal year normalized after-tax unlevered free cash flow.

33.         With respect to Guggenheim’s Company Selected Publicly Traded Companies Analysis, the Solicitation Statement fails to disclose the basis for choosing the reference ranges of (i) trading enterprise value / forward adjusted EBITDA multiple range of 4.1x-6.9x based on 2020E; and (ii) trading enterprise value / forward adjusted EBIT multiple range of 10.6x-16.4x based on 2020E.

34.         With respect to Guggenheim’s Company Selected Precedent Merger and Acquisition Transactions Analysis, the Solicitation Statement fails to disclose the basis for

(1) U.S. Securities and Exchange Commission, Non-GAAP Financial Measures, last updated April 4, 2018, available at: https://www.sec.gov/divisions/corpfin/guidance/nongaapinterp.htm.

choosing the reference ranges of transaction enterprise value / LTM adjusted EBIT multiple range of 10.0x-15.0x based on 2020E.

35.          In sum, the omission of the above-referenced information renders statements in the Solicitation Statement materially incomplete and misleading in contravention of the Exchange Act. Absent disclosure of the foregoing material information prior to the expiration of the Tender Offer, Plaintiff will be unable to make a fully-informed decision regarding whether to tender her shares, and she is thus threatened with irreparable harm, warranting the injunctive relief sought herein.

CLAIMS FOR RELIEF

COUNT I

On Behalf of Plaintiff Against All Defendants for
Violations of Section 14(e) of the Exchange Act

36.          Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

37.          Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . .” 15 U.S.C. § 78n(e).

38.          Defendants violated Section 14(e) of the Exchange Act by issuing the Solicitation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, in conjunction with the Tender Offer. Defendants knew or recklessly disregarded that the Solicitation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

39.         The Solicitation Statement was prepared, reviewed and/or disseminated by Defendants. It misrepresented and/or omitted material facts, including material information about the consideration offered to stockholders via the Tender Offer, the intrinsic value of the Company, the Company’s financial projections, and the financial advisor’s valuation analyses and resultant fairness opinion.

40.         In so doing, Defendants made untrue statements of material fact and omitted material information necessary to make the statements that were made not misleading in violation of Section 14(e) of the Exchange Act. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Solicitation Statement, Defendants were aware of this information and their obligation to disclose this information in the Solicitation Statement.

41.         The omissions and misleading statements in the Solicitation Statement are material in that a reasonable stockholder would consider them important in deciding whether to tender their shares or seek appraisal. In addition, a reasonable investor would view the information identified above which has been omitted from the Solicitation Statement as altering the “total mix” of information made available to stockholders.

42.         Defendants knowingly, or with deliberate recklessness, omitted the material information identified above from the Solicitation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the

Tender Offer, they allowed it to be omitted from the Solicitation Statement, rendering certain portions of the Solicitation Statement materially incomplete and therefore misleading.

43.          The misrepresentations and omissions in the Solicitation Statement are material to Plaintiff, and Plaintiff will be deprived of her entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

COUNT II

Violations of Section 14(d)(4) of the Exchange Act and
Rule 14d-9 Promulgated Thereunder
(Against All Defendants)

44.          Plaintiff repeats and re-alleges each allegation set forth above as if fully set forth herein.

45.          Defendants have caused the Solicitation Statement to be issued with the intention of soliciting stockholder support of the Tender Offer.

46.          Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers.

47.          The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which render the Solicitation Statement false and/or misleading.

48.          Defendants knowingly, or with deliberate recklessness, omitted the material information identified above from the Solicitation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Tender Offer, they allowed it to be omitted from the Solicitation Statement, rendering certain portions of the Solicitation Statement materially incomplete and therefore misleading.

49.          The misrepresentations and omissions in the Solicitation Statement are material to Plaintiff and Plaintiff will be deprived of her entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

COUNT III

On Behalf of Plaintiff Against the Individual Defendants for Violations of Section 20(a) of

the Exchange Act

50.          Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

51.          The Individual Defendants acted as controlling persons of CSS within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as directors of CSS, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of CSS, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

52.          Each of the Individual Defendants was provided with or had unlimited access to copies of the Solicitation Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

53.          In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of CSS, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The omitted information identified above was reviewed by the Board prior to voting on the Proposed Transaction. The Solicitation Statement at issue contains the unanimous recommendation of the Board to approve the Proposed Transaction. The Individual Defendants were thus directly involved in the making of the Solicitation Statement.

54.         In addition, as the Solicitation Statement sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Solicitation Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

55.         By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

56.         As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(d) and (e), by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

57.         Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

RELIEF REQUESTED

WHEREFORE, Plaintiff demands injunctive relief in her favor and against the Defendants jointly and severally, as follows:

A.            Preliminarily and permanently enjoining Defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Proposed Transaction, unless and until Defendants disclose the material information identified above which has been omitted from the Solicitation Statement;

B.            Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, or granting Plaintiff rescissory damages;

C.            Directing the Defendants to account to Plaintiff for all damages suffered as a result of their wrongdoing;

D.            Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

E.            Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

Dated: February 3, 2020		RIGRODSKY & LONG, P.A.

OF COUNSEL:	By:	/s/ Gina M. Serra
Brian D. Long (#4347)
WOLF HALDENSTEIN ADLER		Gina M. Serra (#5387)
FREEMAN & HERZ LLP		300 Delaware Avenue, Suite 1220
Gloria Kui Melwani		Wilmington, DE 19801
270 Madison Avenue		Telephone: (302) 295-5310
New York, NY 10016		Facsimile: (302) 654-7530
Telephone: (212) 545-4600		Email: bdl@rl-legal.com
Facsimile: (212) 686-0114		Email: gms@rl-legal.com
Email: melwani@whafh.com
Attorneys for Plaintiff